Advance Sales Contract

Contract No.:HZXS00004
Venue: Haining

Seller（Party B）：ZHEJIANG HONGZHAN NEW MATERIAL CO., LTD	Address: Wutongyuan district, Tongxiang, Zhejiang
Tel: 0573-88986299
Fax: 0573-88986355
Buyer（Party A）：HAINING MENGNU GROUP CO., LTD	Address: Leather Industrial Park, Haining, Zhejiang
Tel: 0573-87266074
Fax: 0573-87268594

In accordance with Contract Law of the People’s Republic of China and relevant regulations, after consultations, the seller and buyer have agreed to sell and buy the following goods according to the following provisions:
I.  Name, model, quantity, unit price, delivery date etc.

Name	Width	thickness	Color	Quantity/meter	Unit price/RMB	Total amount/RMB	Delivery date	Delivery location

Recycled leather	140cm	1.4mm	To be decided	10000	75	750000	By the end of November, 2010	Haining

Recycled leather	140cm	1.4mm	To be decided	20000	75	1500000	By the end of December, 2010	Haining

Recycled leather	140cm	1.4mm	To be decided	20000	75	1500000	By the end of January, 2011	Haining

Recycled leather	140cm	1.4mm	To be decided	40000	75	3000000	By the end of February, 2011	Haining

Recycled leather	140cm	1.4mm	To be decided	480,000 meters	75	39,000,000	60,000 meters per month from March to October, 2011	Haining

Total				570,000 meters		RMB 42,750,000

II.	Quality Standard：the width is 140cm. The thickness is 1.4mm. Its pattern and color shall be delivered to the supplier one week before production.
III.	Acceptance method：Party A shall assign QC to inspect at Party B’s site. The goods shall be dispatched after passing the inspection. Party B shall control the quality of the products for direct export.
IV.
Type of payment: after signing of the contract, Party A shall prepay 10% of the total price for the first month of the goods to Party B within one week of signing of the contract. The balance shall be paid in full within 30 days of the delivery.

V.
The goods provided by Party B must be such which is permitted to export by the State and Party B shall provide the State’s legal formalities. In case of violation, the legal liabilities caused shall be the responsibility of the seller.

VI.
Packing method：the paper pipe shall use the 5cm type with the thickness of wall at 5mm, and the external wrapper shall use two layers of PE payer. The length of each scroll shall be controlled between 25-35 meters. The minimum splicing shall be no less than below 7 meters. The number of splicing in a batch of goods shall be no more than 20% of the total quantity of the batch.

VII.	Force Majeure：
In case any party fails to perform the contract due to force majeure, it shall inform the other party within 10 days of the end of the force majeure event to reduce the loss caused to the other party. After obtaining the certificate of force majeure from relevant organization, delay in performance, partial performance and nonperformance shall be allowed, and the liability for breach of contract can be exempted or partly exempted.
VIII.
The contract shall become effective after being sealed by Party A and Party B or the intermediary retained by Party B. Neither party shall arbitrarily alter or terminate the contract unless otherwise agreed in writing by Party A and Party B after consultations.

IX.	Liability for breach of contract：
1. If Party A does not take delivery of goods within 30 days after the delivery date, the advance paid by Party A under Article 4 of the contract shall serve as deposit and shall not be refunded.
2. If Party B does not deliver the goods within 30 days after the delivery date, Party B shall refund double deposit to Party A.
3. In case the variety, model, specification, pattern, quality of the goods delivered by Party B does not conform to the stipulation, if Party A agrees to use it, Party A and Party B can jointly renegotiate and refix the price; if it cannot be used by Party A, Party B shall be responsible for the exchange or repair according to the circumstances and bear the actual costs paid for the repair, exchange or return of goods.

4. In case of need to repair or repackaging due to the nonconformity of the packaging to the stipulation in the contract, Party B shall be responsible for the repair or repackaging and bear such expenses. If Party A does not request repair or repackaging and claims for indemnification, Party B shall pay the price difference between the inferior packaging and the up-to-standard packaging. Party B shall be liable for the damage or loss of goods resulted from impropriate packaging.

5. In case the variety, model, specification, pattern, quality of the goods delivered by Party B in advance or that of its excessive delivery does not conform to stipulation, Party B shall bear the storage, maintenance costs actually paid by Party A during Party A’s custody as well as the incurred loss not due to the improper custody of Party A.
X.	Supplementary clause：
1. The Quality of products for direct export shall be the responsibility of Party B.
2. The facsimile copy of this contract shall have the same validity.
XI.	Dispute Resolution：
Any dispute arising from or connected with this contract shall be dealt with by the People’s Court of Tongxiang City if it cannot be resolved by the two parties through amicable consultations.

Seller （Party B）:(seal)
ZHEJIANG HONGZHAN NEW MATERIAL CO., LTD
Signature：Liu Jianfeng
Title：CEO
Date: August 20, 2010

Buyer (Party A): (seal)
HAINING MENGNU GROUP CO., LTD
Signature：Qian Guohua
Title：Manager
Date: August 20, 2010